Exhibit 99.1

Critical Therapeutics Reports Financial Results for the Third Quarter Ended September 30, 2008

Special Meeting of Stockholders to Approve the Merger with Cornerstone Scheduled for October 31, 2008

LEXINGTON, Mass.--(BUSINESS WIRE)--October 20, 2008--Critical Therapeutics, Inc. (NASDAQ: CRTX), a biopharmaceutical company focused on developing and commercializing innovative products for respiratory and inflammatory diseases, today reported financial results for the third quarter ended September 30, 2008.

Financial Results for the Three Months Ended September 30, 2008 and 2007

Total revenue for the third quarter of 2008 was $6.0 million, compared with $3.2 million in the third quarter of 2007. Total revenue for the third quarter of 2007 included collaboration and license revenue of $93,000, whereas no collaboration or license revenue was recorded in the third quarter of 2008.

Net product sales of ZYFLO CR® (zileuton) extended-release tablets and ZYFLO® (zileuton tablets) totaled approximately $6.0 million in the third quarter of 2008, compared with $3.1 million of net product sales of ZYFLO and ZYFLO CR in the third quarter of 2007, an increase of 92 percent. Twice-daily ZYFLO CR was approved by the U.S. Food and Drug Administration (FDA) in May 2007 and commercially launched in September 2007. Critical Therapeutics and Dey, L.P. (“DEY”), a subsidiary of Mylan Inc., currently market ZYFLO CR in the U.S. The increase in net product sales during the third quarter of 2008 is primarily attributable to a 15 percent increase in prescription volume and a 5 percent increase in the wholesale acquisition price over the same period in 2007 as well as the result of an increase in the amount of ZYFLO CR purchased by wholesalers to replenish their available supplies following the shortage of commercial product that occurred in the second quarter of 2008 due to the previously disclosed supply chain issues with ZYFLO CR.

Operating expenses for the three months ended September 30, 2008 totaled $8.0 million, compared with $11.4 million in the third quarter of 2007, a decrease of approximately 30 percent.

  Cost of products sold in the third quarter of 2008 totaled $2.3 million, compared with $1.2 million in the third quarter of 2007. Gross margin from product sales was 61 percent in both the third quarter of 2008 and 2007.
  Research and development expenses decreased approximately 87 percent to $497,000 in the third quarter of 2008 from $3.9 million in the third quarter of 2007. This decrease was primarily due to lower expenses in the third quarter of 2008 associated with the Company’s Phase IV clinical trial for ZYFLO CR, its Phase II zileuton injection clinical trial and its alpha-7 preclinical program.
  Sales and marketing expenses declined approximately 51 percent to $1.8 million in the third quarter of 2008 from $3.6 million in the third quarter of 2007. This decrease was primarily due to lower expenses related to promotional materials and advertising costs and a decrease in salary and other employee related expenses following the Company’s personnel reductions in the first half of 2008.
  General and administrative expenses increased approximately 28 percent to $3.4 million in the third quarter of 2008 from $2.7 million in the third quarter of 2007. This increase was primarily attributable to an increase in legal, printing and production fees related to the Company’s proposed merger with Cornerstone BioPharma Holdings, Inc.

For the three months ended September 30, 2008, the Company posted a net loss of $2.0 million, or $0.05 per share. This compares with a net loss of $7.8 million, or $0.18 per share, for the same period in 2007. As of September 30, 2008, the Company had 43.1 million common shares outstanding, excluding warrants and stock options.

Cash and investments totaled $7.3 million at September 30, 2008, compared with $11.2 million at June 30, 2008 and $34.1 million at December 31, 2007. Net cash expenditures were $3.9 million in the third quarter of 2008, compared with net cash expenditures of $6.4 million in the third quarter of 2007.

Financial Results for the Nine Months Ended September 30, 2008 and 2007

Total revenue for the nine months ended September 30, 2008 increased approximately 30 percent to $13.2 million from $10.1 million for the same period in 2007. Total revenue for the first nine months of 2007 included collaboration and license revenue of $1.8 million, whereas no collaboration or license revenue was recorded in 2008.

Total operating expenses for the nine months ended September 30, 2008 totaled $32.8 million, compared with $37.0 million for the same period in 2007. For the nine months ended September 30, 2008, the Company posted a net loss of $19.4 million, or $0.45 per share, compared with a net loss of $25.4 million, or $0.60 per share, for the same period in 2007.

Proposed Merger with Cornerstone BioPharma

On May 1, 2008, Critical Therapeutics announced the signing of a definitive merger agreement with Cornerstone BioPharma Holdings, Inc. (“Cornerstone”), a privately-held specialty pharmaceutical company focused on developing and commercializing prescription medications for respiratory disorders. Under the terms of the agreement, all outstanding shares of Cornerstone’s common stock will be converted into and exchanged for shares of Critical Therapeutics’ common stock and all outstanding Cornerstone options and warrants will be assumed by Critical Therapeutics and become options and warrants to acquire Critical Therapeutics’ common stock. Immediately following the effective time of the merger, the holders of Cornerstone’s common stock, options and warrants will own approximately 70 percent, and Critical Therapeutics’ stockholders will own approximately 30 percent, of the combined company’s common stock, after giving effect to shares issuable under outstanding Cornerstone options and warrants, but excluding shares issuable under outstanding Critical Therapeutics’ options and warrants. Consummation of the merger is subject to a number of closing conditions, including the approval of both Critical Therapeutics’ stockholders and Cornerstone’s stockholders, approval by NASDAQ of the re-listing of Critical Therapeutics’ common stock in connection with the merger, the continued availability of Critical Therapeutics’ products and other customary closing conditions.

On October 3, 2008, Critical Therapeutics announced that the Securities and Exchange Commission (the “SEC”) had declared effective its Registration Statement on Form S-4 in connection with the merger. Critical Therapeutics’ stockholders of record on September 29, 2008 will vote on the issuance of the shares pursuant to the merger agreement and the other proposals set forth in the Proxy Statement/Prospectus included in the Registration Statement at a special meeting of stockholders to be held on Friday, October 31, 2008.

Settlement of Litigation Relating to Proposed Merger

As disclosed in the Proxy Statement/Prospectus, on September 17, 2008, a purported shareholder class action lawsuit was filed by a single plaintiff against Critical Therapeutics and each of its directors in the Court of Chancery of The State of Delaware in connection with Critical Therapeutics’ proposed merger with Cornerstone. The complaint alleges, among other things, that the defendants breached fiduciary duties of loyalty and good faith, including a fiduciary duty of candor, by failing to provide Critical Therapeutics’ stockholders with a proxy statement/prospectus adequate to enable them to cast an informed vote on the proposed merger and by possibly failing to maximize stockholder value by entering into an agreement that effectively discourages competing offers.

On October 17, 2008, the Company and the other defendants entered into a memorandum of understanding with the plaintiff regarding the settlement of the lawsuit. In connection with the settlement, the parties agreed that the Company would make certain additional disclosures to its stockholders, which are contained in a supplement to the proxy statement/prospectus that has been mailed to the Company’s stockholders. Subject to the completion of certain confirmatory discovery by counsel to the plaintiff, the memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval. If the court approves the settlement, the settlement will resolve all of the claims that were or could have been brought in the action being settled, including all claims relating to the Merger, the Merger Agreement and any disclosure made in connection therewith. In addition, in connection with the settlement, the parties contemplate that plaintiff’s counsel will petition the court for an award of attorneys’ fees and expenses to be paid by the Company, the amount of which has not been determined and will either be agreed to by the parties or awarded by the court.

About ZYFLO CR and ZYFLO

ZYFLO CR® (zileuton) extended-release tablets and ZYFLO® (zileuton tablets) are the only FDA-approved leukotriene synthesis inhibitors for the prophylaxis and chronic treatment of asthma in adults and children 12 years of age and older. ZYFLO CR and ZYFLO are not indicated for use in the reversal of bronchospasm in acute asthma attacks. Therapy with ZYFLO CR and ZYFLO can be continued during acute exacerbations of asthma.

The recommended dose of ZYFLO CR is two 600 mg extended-release tablets twice daily, within one hour after morning and evening meals, for a total daily dose of 2,400 mg. The recommended dose of ZYFLO is one 600 mg immediate-release tablet four times a day for a total daily dose of 2,400 mg.

ZYFLO CR and ZYFLO are contraindicated in patients with active liver disease or transaminase elevations greater than or equal to three times the upper limit of normal. A small percentage of patients treated with ZYFLO CR (2.5%) and ZYFLO (1.9%) in placebo-controlled trials showed an increased release of a liver enzyme known as ALT and bilirubin (an orange or yellowish pigment in bile). As a result, the level of liver enzymes in patients treated with ZYFLO CR and ZYFLO should be measured by a simple blood test. It is recommended that physicians perform this test before administering ZYFLO CR and ZYFLO and repeat the test on a regular basis while patients are on the medication. Patients taking ZYFLO CR and theophylline should reduce the theophylline dose by 50%. Patients taking ZYFLO CR and propranolol or warfarin should be monitored and doses adjusted as appropriate. Most common side effects associated with the use of ZYFLO CR and ZYFLO are sinusitis, nausea and pharyngolaryngeal pain and abdominal pain, upset stomach and nausea, respectively.

For full prescribing information for ZYFLO CR, please visit www.zyflocr.com or call the Company's toll free telephone number 1-866-835-8216 to request medical information. For full prescribing information for ZYFLO, please visit www.zyflo.com or call the Company's toll free telephone number 1-866-835-8216 to request medical information.

About Critical Therapeutics, Inc.

Critical Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative products for respiratory and inflammatory diseases. Critical Therapeutics owns worldwide rights to two marketed products: ZYFLO CR® (zileuton) extended-release tablets, which the FDA approved in May 2007, and ZYFLO® (zileuton tablets), which the FDA approved in 1996, for the prevention and chronic treatment of asthma in adults 12 years of age or older. Critical Therapeutics also is developing an injectable formulation of zileuton for use in hospital emergency departments for the treatment of acute asthma attacks. In addition, Critical Therapeutics is developing other product candidates directed toward the body’s inflammatory response. Critical Therapeutics is located in Lexington, Mass. For more information, please visit www.crtx.com.

Important Additional Information

In connection with the proposed transaction with Cornerstone, Critical Therapeutics has filed with the SEC a Registration Statement on Form S-4 that includes a Proxy Statement/Prospectus. The Registration Statement and the Proxy Statement/Prospectus contain important information about Critical Therapeutics, Cornerstone, the transaction and related matters. Investors and security holders are urged to read carefully the Registration Statement and the Proxy Statement/Prospectus. Investors and security holders may obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by Critical Therapeutics through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders can obtain free copies of the Registration Statement and the Proxy Statement/Prospectus from Critical Therapeutics by contacting Critical Therapeutics, Inc., Attn: Chief Financial Officer, 60 Westview Street, Lexington, MA 02421.

Critical Therapeutics, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Critical Therapeutics’ directors and executive officers is contained in Critical Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 2007, as amended, its Proxy Statement dated April 25, 2008 with respect to Critical Therapeutics’ 2008 Annual Meeting of Stockholders and its Current Reports on Form 8-K dated April 24, 2008, July 16, 2008 and September 16, 2008, each of which are filed with the SEC. Additional information regarding the interests of these and other persons who may be deemed to be participants in the proposed transaction may be obtained by reading the Registration Statement and the Proxy Statement/Prospectus. As of September 30, 2008, Critical Therapeutics’ directors and executive officers beneficially owned approximately 10.5 million shares, or 23 percent, of Critical Therapeutics’ common stock.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc. (“Critical Therapeutics” or “the Company”), including, without limitation, statements regarding the proposed transaction between the Company and Cornerstone, including the expected timetable for completing the transaction; strategy, prospects, plans and objectives of management; and all other statements that are not purely historical in nature, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “target,” “may,” “plan,” “project,” “could,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: the ability to consummate the proposed transaction with Cornerstone; the ability to successfully integrate operations and employees with Cornerstone; the ability to realize anticipated synergies and cost savings of the transaction with Cornerstone; the continued listing of Critical Therapeutics’ common stock on NASDAQ, including the Company’s ability to achieve and sustain compliance with all NASDAQ listing requirements; the ability to successfully market and sell ZYFLO CR, including the success of the Company’s co-promotion arrangement with DEY; the ability to transition the Company’s management team effectively; the ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize ZYFLO CR; patient, physician and third-party payor acceptance of ZYFLO CR and ZYFLO as safe and effective therapeutic products; adverse side effects experienced by patients taking ZYFLO CR or ZYFLO; the Company’s heavy dependence on the commercial success of ZYFLO CR; the ability to maintain regulatory approvals to market and sell ZYFLO CR; the ability to successfully enter into additional strategic co-promotion, collaboration or licensing transactions on favorable terms, if at all; the ability to obtain the substantial additional funding required to conduct development and commercialization activities; the Company’s dependence on its strategic collaboration with MedImmune, Inc.; and the Company’s ability to obtain, maintain and enforce patent and other intellectual property protection for ZYFLO CR, its discoveries and its drug candidates. These and other risks are described in greater detail in the “Risk Factors” sections of the Registration Statement on Form S-4 that Critical Therapeutics filed with respect to the proposed transaction with Cornerstone and its Quarterly Report on Form 10-Q and other filings that Critical Therapeutics makes with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

In addition, the statements in this press release reflect Critical Therapeutics expectations and beliefs only as of the date of this release. Critical Therapeutics anticipates that subsequent events and developments will cause its expectations and beliefs to change. However, while Critical Therapeutics may elect to update these forward-looking statements publicly at some point in the future, the Company specifically disclaims any obligation to do so, except as required by law, whether as a result of new information, future events or otherwise. In general, Critical Therapeutics’ forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, business development transactions, joint ventures or investments, except that in particular circumstances as specifically indicated the Company may address the potential impact of the proposed transaction with Cornerstone. These forward-looking statements should not be relied upon as representing the views of Critical Therapeutics as of any date subsequent to the date of this release.

ZYFLO CR® and ZYFLO® are registered trademarks of Critical Therapeutics, Inc.

Financial Tables Follow

CRITICAL THERAPEUTICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
in thousands except share and per share data	2008	2007	2008	2007
Revenues:
Net product sales	$5,993	$3,126	$13,220	$8,311
Revenue under collaboration agreements	-	93	-	1,830
Total revenues	5,993	3,219	13,220	10,141
Costs and expenses:
Cost of products sold	2,307	1,232	6,964	2,653
Research and development	497	3,939	7,424	16,961
Sales and marketing	1,768	3,574	7,799	8,156
General and administrative	3,403	2,653	9,413	9,241
Restructuring charges	-	-	1,204	-
Total costs and expenses	7,975	11,398	32,804	37,011
Operating loss	(1,982)	(8,179)	(19,584)	(26,870)
Other income (expense):
Interest income	10	474	299	1,628
Interest expense	(22)	(81)	(107)	(150)
Total other income	(12)	393	192	1,478
Net loss	($1,994)	($7,786)	($19,392)	($25,392)

Net loss per share	($0.05)	($0.18)	($0.45)	($0.60)
Basic and diluted weighted-average common shares outstanding
	43,025,652	42,615,318	42,913,928	42,548,001

CRITICAL THERAPEUTICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
in thousands	2008	2007
Assets:
Current assets:
Cash and cash equivalents	$7,014	$33,828
Accounts receivable, net	3,643	1,273
Inventory, net	7,064	5,599
Prepaid expenses and other	1,817	2,205
Total current assets	19,538	42,905
Fixed assets, net	305	1,151
Other assets	277	868
Total assets	$20,120	$44,924

Liabilities and Stockholders' Equity:
Current liabilities:
Current portion of long-term debt	$0	$370
Deferred co-promotion fees	9,867	11,434
Accounts payable and accrued expenses	10,431	14,275
Total current liabilities	20,298	26,079
Long-term portion of accrued license fees, less current portion	-	1,754
Stockholders' (deficit) equity:	(178)	17,091
Total liabilities and stockholders' equity	$20,120	$44,924

CRITICAL THERAPEUTICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
in thousands	2008	2007
Cash flows from operating activities:
Net loss	($19,392)	($25,392)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization expense	282	483
Amortization of premiums on short-term investments and other	123	72
Other non-cash items	287	(87)
Stock-based compensation expense	2,123	2,914
Changes in assets and liabilities:
Accounts receivable	(2,370)	(1,309)
Inventory	(1,465)	(187)
Prepaid expenses and other assets	556	(52)
Accounts payable and accrued expenses	(5,698)	4,132
Deferred product and collaboration revenue	-	(1,853)
Deferred co-promotion fees	(1,567)	6,615
Net cash used in operating activities	(27,121)	(14,664)
Cash flows from investing activities:
Proceeds from sale of investment	400	-
Proceeds from sales and maturities of short-term investments	-	300
Proceeds from sale of fixed assets	278	216
Purchases of fixed assets	(1)	(7)
Net cash provided by investing activities	677	509
Cash flows from financing activities:
Proceeds from exercise of stock options and other	-	299
Repayments of long-term debt and capital lease obligations	(370)	(836)
Net cash used in financing activities	(370)	(537)
Net decrease in cash and cash equivalents	(26,814)	(14,692)
Cash and cash equivalents at beginning of period	33,828	48,388
Cash and cash equivalents at end of period	$7,014	$33,696

CONTACT:
Critical Therapeutics, Inc.
Tucker Kelly, 781-402-5700
CFO & SVP Finance and Corporate Development
tkelly@crtx.com